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                                                                     EXHIBIT 5.1

         HOMESTORE, INC. ANNOUNCES RESIGNATION OF BARBARA T. ALEXANDER
                          FROM ITS BOARD OF DIRECTORS;
                       COMPANY PLANS TO ADD NEW DIRECTORS

WESTLAKE VILLAGE, CALIF.--(BUSINESS WIRE)--OCT. 9, 2002-- Homestore, Inc., (Nasdaq:HOMS - News), the leading supplier of online media and technology tools to real estate professionals, today announced that Barbara T. Alexander has tendered her resignation from the company's Board of Directors. She served as a member of the Audit Committee from the time of her election to the Board on April 6, 2001, and was elected to the Executive Committee when it was formed on November 15, 2001.

Joe Hanauer, Homestore's Chairman, commented, "Barbara has played a critical role on our Board, as a member of both our Audit Committee and our Executive Committee. Her longstanding leadership regarding corporate governance, including assisting the company in the implementation of rigorous internal audit controls, the adoption of a company-wide Code of Conduct and the introduction of an anonymous "whistle-blower" program, will continue to serve Homestore very well."

Upon the Board's discovery of accounting irregularities late last year, Ms. Alexander represented the Board in supervising the Finance department after the departure of the former CFO and was a member of the Executive Committee that recruited a new senior management team. She served as a member of the Audit Committee that retained and managed outside counsel and forensic accountants in connection with the Company's accounting inquiry, which resulted in the restatement of certain prior period financial statements. Mr. Hanauer concluded, "Barbara's efforts were major contributors to the U.S. Attorney General and SEC commending the Board and new management for the way in which the internal investigation was conducted."

Separately, the Company has had a search underway with Spencer Stuart to add additional directors to the Company's Board.

ABOUT HOMESTORE

Homestore (Nasdaq: HOMS) is the real estate industry's leading media and technology supplier. The company operates the No. 1 network of home and real estate Web sites including flagship site REALTOR.com(R), the official Web site of the National Association of REALTORS(R); HomeBuilder.com(TM), the official new homes site of the National Association of Home Builders; Homestore.com(TM) Apartments & Rentals; and Homestore.com(TM), a home information resource. Other Homestore advertising divisions are Homestore Plans & Publications and Welcome Wagon(R). Homestore's professional software divisions include Computers for Tracts, The Enterprise, The Hessel Group, Homestore Imaging, Top Producer(R) Systems and WyldFyre(TM) Technologies. For more information: http://homestore.com/corporateinfo.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Homestore's future prospects. These forward-looking statements are subject to material risks and uncertainties and investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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Contact:
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DeLise Keim, Homestore, Inc.
805.557.2599
delise.keim@homestore.com